Exhibit 1.1

Appendix 1 to the Articles of Association of Ascendis Pharma A/S

Pursuant to authorisation in the articles of association for Ascendis Pharma A/S, the Board of Directors has resolved that the following terms and conditions shall apply to options, also referred to as warrants which are granted to employees, consultants and board members according to the authorisation:

1.	General

1.1	Ascendis Pharma A/S (hereinafter “Ascendis Pharma”) has decided to introduce an incentive scheme for employees, consultants and board members of Ascendis Pharma and its subsidiaries (hereinafter collectively referred to as “Owners”). The scheme is based on issuance of options, also called warrants (hereinafter only referred to as “warrants”), which are not subject to payment. Where below in clause 3 and 4 terms for vesting and exercise of warrants are described as being dependent upon employment or service with Ascendis Pharma, this shall be understood as a reference to the relevant subsidiary by which the Owner is employed or provides services to.

1.2	A warrant is a right, but not an obligation, during fixed periods (exercise periods) to subscribe for new ordinary shares in Ascendis Pharma at a price fixed in advance (the exercise price). The exercise price, determined by the Board of Directors at the time of issue shall correspond to the closing price of Ascendis Pharma’s American Depositary Shares (hereafter “ADS”) as quoted on NASDAQ on the day of issuance by the Board of Directors. Each warrant carries the right to subscribe for nominal DKK 1 ordinary share in Ascendis Pharma at the exercise price determined by the Board of Directors at the date of issuance. So long as Ascendis Pharma’s ADSs are quoted on NASDAQ, the Ordinary Shares received upon subscription through exercise of warrants may generally be deposited with the custodian of the depositary for the Company’s ADSs in exchange for ADSs representing the Ordinary Shares deposited, subject to certain conditions and limitations.

1.3	Warrants will be offered to employees, consultants and board members of Ascendis Pharma and in its subsidiaries at the discretion of the Board of Directors after suggestion from the management and the Remuneration Committee of Ascendis Pharma. The number of warrants offered to each Owner shall be based on an individual evaluation of the Owner’s duties.

Warrants are not granted due to work already performed by the Owners, but are granted in order to motivate the Owners, as described below, during the years following the date of issue of warrants. Thus, the warrants are issued and granted in order to increase and motivate the Owners’ focus on a positive development of the market price of the ordinary shares of Ascendis Pharma and to motivate the Owners to work for a future value increase in Ascendis Pharma and its subsidiaries.

2.	Grant of warrants

2.1	Owners who wish to receive the offered warrants shall sign a warrant certificate with this Appendix 1 attached.

2.2	Warrants are issued and granted to the Owner free of charge.

3.	Vesting

3.1	In relation to employees and consultants, the Owner earns the right to keep and exercise the warrants (i.e., such warrants shall vest) with respect to 1/48th of the ordinary shares covered by the warrants on each monthly anniversary of the date of grant of the warrants covered by this Appendix 1, subject to clause 3.3 below. In relation to board members, the Owner earns the right to keep and exercise the warrants with respect to 1/48th of the ordinary shares covered by the warrants on each monthly anniversary of the date of the initial grant after joining the Board of Directors and with respect to 1/24th of the ordinary shares covered by the warrants on each monthly anniversary of the date of grant for any subsequent grant of warrants.

3.2	If the stipulated fraction vesting on a given vesting date does not amount to a whole number of warrants, the number shall be rounded down to the nearest whole number.

3.3	Warrants shall only vest to the extent the Owner is employed by Ascendis Pharma, cf. however clause 3.4 to 3.9 below.

3.4

In the event that the Owner terminates the employment contract and the termination is not a result of breach of the employment terms by Ascendis Pharma, or in the event that Ascendis Pharma terminates the employment contract and the Owner has given Ascendis Pharma good reason to do so (provided that, in the case that the Owner is covered by the Danish Act No. 309 of May 5th, 2004 regarding the use of stock options etc. in employment relationships, Ascendis Pharma shall only be deemed to have terminated the Owner’s employment with good reason to the extent the termination is made due to the

Owner’s breach of his/her employment relationship), then the vesting of the Owner’s warrants shall cease from the time the employment is terminated, meaning from the first day when the Owner is no longer entitled to salary from Ascendis Pharma, notwithstanding that the Owner has actually ceased to perform his/her duties at an earlier date. In addition hereto the Owner’s eligibility, if any, to receive warrants granted after termination of the employment shall cease.

3.5	In the event that the Owner terminates the employment contract and the termination is a result of breach of the employment terms by Ascendis Pharma, or in the event that Ascendis Pharma terminates the employment contract and the Owner has not given Ascendis Pharma good reason to do so (provided that, in the case that the Owner is covered by the Danish Act No. 309 of May 5th, 2004 regarding the use of stock options etc. in employment relationships, Ascendis Pharma shall only be deemed to have terminated the Owner’s employment with good reason to the extent the termination is made due to the Owner’s breach of his/her employment relationship), then warrants shall continue to vest as if the Owner was still employed by Ascendis Pharma.

3.6	Should the Owner materially breach the terms of the employment, the vesting of warrants shall cease from the date when the Owner is dismissed due to the material breach.

3.7	In relation to board members, the vesting shall cease on the termination date of the board membership regardless of the reason therefor, unless otherwise determined by the Board of Directors.

3.8	In relation to consultants, the vesting shall cease on the termination date of the consultancy relationship.

3.9	If the Owner takes leave – other than maternity leave – and the leave exceeds 60 days, the dates when the warrants shall be vested shall be postponed by a period corresponding to the duration of the leave.

4.	Exercise

4.1	Warrants may be exercised during in four exercise periods each year. Each exercise period begins 2 full trading days after the publication of the public release of earnings data of a fiscal quarter of Ascendis Pharma and runs until the end of the second to last trading day in which quarter the relevant earnings release is published.

4.2	The Owner’s exercise of warrants is in principle conditional upon the Owner’s status as an employee, consultant or board member of Ascendis Pharma at the time when warrants are exercised. In case of termination of the employment/consultancy relationship or board membership the following shall apply:

a.	In the event that Ascendis Pharma terminates the employment/consultancy relationship or board membership and the Owner has given Ascendis Pharma good reason to do so, the Owner is only entitled to exercise the warrants vested at the time of termination (however, in case that the Owner is covered by the Danish Act No. 309 of May 5th, 2004 regarding the use of stock options etc. in employment relationships, Ascendis Pharma shall only be deemed to have terminated the Owner’s employment with good reason to the extent the termination is made due to the Owner’s breach of his/her employment relationship).

Exercise shall take place during the first coming exercise period after termination of the employment/consultancy relationship or board membership, however the Owner shall always have a minimum of 3 months from the date of termination to decide if warrants shall be exercised. To the extent that the first coming exercise period commences within 3 months from the date of actual termination the Owner shall be entitled to exercise the warrants in the exercise period following the first coming exercise period. All vested warrants not exercised by the Owner according to this clause shall become null and void without further notice or compensation or payment of any kind.

b.	In the event that the Owner terminates the employment/consultancy relationship or the board membership, or in the event that Ascendis Pharma terminates the employment/consultancy relationship or board membership and the Owner has not given Ascendis Pharma good reason to do so, the Owner is entitled to exercise the warrants as if the employment/consultancy relationship or board membership continued unchanged. Exercise shall take place in accordance with the general terms and conditions regarding exercise of warrants stipulated in clause 4.1. This provision shall apply if the employment relationship is terminated due to retirement.

c.	If the employment/consultancy relationship or board membership is terminated due to the death of the Owner, the estate of the Owner is entitled to exercise the issued warrants whether or not they have been vested at the time of the death as if the employment/consultancy relationship or board membership continued unchanged, on the condition that exercise shall take place in accordance with the general terms and conditions regarding exercise of warrants stipulated in clause 4.1.

5.	Adjustment of warrants

5.1	Changes in Ascendis Pharma’s capital structure causing a change of the potential possibility of gain attached to a warrant shall require an adjustment of the warrants.

5.2	Adjustments upon such a change in Ascendis Pharma’s capital structure shall be made so that the potential possibility of gain attached to a warrant, in so far as possible, shall remain the same before and after the occurrence of an incident causing the adjustment. The adjustment shall be carried out with the assistance of Ascendis Pharma’s external advisor. The adjustment may be effected either by increase or reduction of the number of shares that can be issued following exercise of a warrant and/or an increase or reduction of the exercise price.

5.3	Warrants shall not be adjusted as a result of Ascendis Pharma’s issue of employee shares, share options and/or warrants as part of employee share option schemes (including options to board members, advisors and consultants) as well as future exercise of such options and/or warrants. Warrants shall, furthermore, not be adjusted as a result of capital increases following the Owners’ and others’ exercise of warrants in Ascendis Pharma.

5.4	Bonus shares

If it is decided to issue bonus shares in Ascendis Pharma, warrants shall be adjusted as follows:

The exercise price for each warrant not yet exercised shall be multiplied by the factor:

a =	A
(A+B)

and the number of warrants not yet exercised shall be multiplied by the factor:

1

a

where:

A = the nominal share capital before issue of bonus shares, and

B = the total nominal value of bonus shares.

If the adjusted number of shares does not amount to a whole number, the number shall be rounded down to the nearest whole number.

5.5	Changes of capital at a price different from the market price:

If it is decided to increase or reduce the share capital in Ascendis Pharma at a price below the market price (in relation to capital decreases also above the market price), warrants shall be adjusted as follows:

The exercise price for each non-exercised warrant shall be multiplied by the factor:

a =	(A x K) + (B x T)
(A+B) x K

and the number of non-exercised warrants shall be multiplied by the factor:

1

a

where:

A = nominal share capital before the change in capital

B = nominal change in the share capital

K = market price / closing price of the share on the day prior to the announcement of the change in the share capital, and

T = subscription price/reduction price in relation to the change in the share capital

If the adjusted number of shares does not amount to a whole number, the number shall be rounded down to the nearest whole number.

5.6	Changes in the nominal value of each individual share:

If it is decided to change the nominal value of the shares, warrants shall be adjusted as follows:

The exercise price for each non-exercised warrant shall be multiplied by the factor:

a =	A
B

and the number of non-exercised warrants shall be multiplied by the factor:

1

a

where:

A = nominal value of each share after the change, and

B = nominal value of each share before the change

If the adjusted number of shares does not amount to a whole number, the number shall be rounded down to the nearest whole number.

5.7	Payment of dividend:

If it is decided to pay dividends, the part of the dividends exceeding 10 per cent of the equity capital shall lead to adjustment of the exercise price according to the following formula:

E2 = E1 -	U – Umax
A

where:

E2 =	the adjusted exercise price
E1 =	the original exercise price
U =	dividends paid out
Umax =	10 per cent of the equity capital, and
A =	total number of shares in Ascendis Pharma

The equity capital that shall form the basis of the adjustment above is the equity capital stipulated in the Annual Report to be adopted at the General Meeting where dividends shall be approved before allocation hereof has been made in the Annual Report.

5.8	Other changes in Ascendis Pharma’s capital position:

In the event of other changes in Ascendis Pharma’s capital position causing changes to the financial value of warrants, warrants shall (save as provided above) be adjusted in order to ensure that the changes do not influence the financial value of the warrants.

The calculation method to be applied to the adjustment shall be decided by an external advisor appointed by the Board of Directors.

It is emphasized that increase or reduction of Ascendis Pharma’s share capital at market price does not lead to an adjustment of the subscription price or the number of shares to be subscribed.

5.9	Winding-up:

Should Ascendis Pharma be liquidated, the vesting time for all non-exercised warrants shall be changed so that the Owner may exercise his/her warrants in an extraordinary exercise period immediately preceding the relevant transaction.

5.10	Merger and split:

If Ascendis Pharma merges as the continuing company, warrants shall remain unaffected unless, in connection with the merger, the capital is increased at a price other than the market price and in that case warrants shall be adjusted in accordance with clause 5.5.

If Ascendis Pharma merges as the terminating company or is split, the continuing company may choose one of the following possibilities:

•	The Owner may exercise all non-exercised warrants (inclusive of warrants not yet vested) immediately before the merger/split, or

•	New share instruments in the continuing company/companies of a corresponding financial pre-tax value shall replace the warrants. On split the continuing companies may decide in which company/companies the Owners shall receive the new share instruments.

5.11	Sale and exchange of shares:

If more than 50 per cent of the share capital in Ascendis Pharma is sold or is part of a share swap, Ascendis Pharma may choose one of the following possibilities:

•	The Owner may exercise all non-exercised warrants that are not declared null and void (inclusive of warrants not yet vested) immediately before the sale/swap of shares. Furthermore, the Owner shall undertake an obligation to sell the subscribed shares on the same conditions as the other shareholders (when selling).

•	Share instruments in the acquiring company of a corresponding pre-tax value shall replace the issued warrants.

5.12	Common provisions regarding clause 5.9 - 5.11:

In case of one of the transactions mentioned above, Ascendis Pharma shall inform the Owner hereof by written notice. Upon receipt of the written notice, the Owner shall have 2 weeks – in cases where the Owner may extraordinarily exercise warrants, see clause 5.9 - 5.11 – to inform Ascendis Pharma in writing whether he/she will make use of the offer. If the Owner has not answered Ascendis Pharma in writing within the limit of 2 weeks or fails to pay within the fixed time, warrants shall become null and void without further notice or compensation.

The Owner’s rights in connection with decisions made by any competent company body, see clause 5.9 - 5.11, shall be contingent on subsequent registration of the relevant decision with the Danish Business Authority provided that registration is a condition of its validity.

6.	Transfer, pledge and enforcement

6.1	Issued warrants shall not be subject to charging orders, transfers of any kind, including in connection with division of property on divorce or legal separation, for ownership or as security without the consent of the Board of Directors. The Owner’s warrants may, however, be transferred to the Owner’s spouse/cohabitant and/or issue in the event of the Owner’s death.

7.	Subscription for new shares by exercise of warrants

7.1	The Warrants will lapse automatically, without prior notice and without compensation of any kind on the tenth (10th) anniversary of the date of grant.

7.2	Subscription for new shares by exercise of issued warrants must be made through submission by the Owner no later than the last day of the relevant exercise period at 16:00 CET to Ascendis Pharma of an exercise notice drafted by Ascendis Pharma. The exercise notice shall be filled in with all information. The company must have received the exercise price for the new shares, payable as a cash contribution concurrent with the delivery of the exercise notice and by the last day of the relevant exercise period.

7.3	If the limitation period set forth in clause 7.2 expires as a result of Ascendis Pharma not having received the filled-in exercise notice or the payment by 16:00 CET of the last day of the exercise period, the subscription shall be deemed invalid, and in this situation the Owner shall not be considered as having exercised his/her warrants for a possible subsequent exercise period.

8.	The rights of new ordinary shares

8.1	New shares subscribed for by exercise of issued warrants shall in every respect have the same rights as the present shares in Ascendis Pharma in accordance with the Articles of Association for Ascendis Pharma in force from time to time. For the time being, the following shall apply:

•	That Ascendis Pharma’s shareholders shall hold no pre-emptive rights to subscribe for warrants;

•	That Ascendis Pharma’s shareholders shall hold no pre-emptive rights to subscribe for new shares issued on the basis of warrants;

•	That the face value of each share shall be DKK 1 or multiples hereof;

•	That the shares shall be non-negotiable instruments issued in the name of the Owner and shall be registered in the name of the Owner in Ascendis Pharma’s register of owners;

•	That new shares issued as a result of exercise of warrants shall carry the right to dividend and other rights in Ascendis Pharma from the time of registration of the capital increase with the Danish Business Authority.

8.2	Ascendis Pharma shall pay all costs connected with granting of warrants and later exercise thereof. Ascendis Pharma’s costs in connection with issue of warrants and the related capital increase are estimated to be DKK 50,000.

9.	Other provisions

9.1	The value attached to the subscription right shall not be included in the Owner’s salary, and any agreement made between the Owner and Ascendis Pharma regarding pension or the like shall therefore not include the value of the Owner’s warrants.

9.2	If a relevant authority should establish that the issuance and/or exercise of warrants shall be considered a salary allowance with the consequence that Ascendis Pharma shall pay holiday allowance or the like to the Owner on the basis of the value of warrants, the exercise price shall be increased in order to compensate Ascendis Pharma for the amounts that have been paid to the Owner in the form of holiday allowance or the like.

9.3	The fact that Ascendis Pharma offers warrants to Owners shall not in any way obligate Ascendis Pharma to maintain the employment or other service relationship of the Owner.

10.	Tax implications

10.1	The tax implications connected to the Owner’s subscription for or exercise of warrants shall be of no concern to Ascendis Pharma.

11.	Governing Law and Venue

11.1	Acceptance of warrants, the terms and conditions thereto and the exercise, and terms and conditions for future subscription for shares in Ascendis Pharma shall be governed by Danish law.

11.2	Any disagreement between the Owner and Ascendis Pharma in relation to the understanding or implementation of the warrant scheme shall be settled amicably by negotiation between the parties.

11.3	If the parties fail to reach consensus, any disputes shall be settled in accordance with “Rules for hearing of cases in the Copenhagen Arbitration”. The Copenhagen Arbitration shall appoint one arbitrator who shall settle the dispute according to Danish law.

11.4	In the event of discrepancies between the English and the Danish text the Danish text shall prevail.

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